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EXHIBIT 10.29

CALIPER LIFE SCIENCES, INC.

KEY EMPLOYEE CHANGE OF CONTROL
AND SEVERANCE BENEFIT PLAN

Amended and Restated as of December 8, 2010

        This Key Employee Change of Control and Severance Benefit Plan (the "Plan"), previously adopted by the Board of Directors of Caliper Life Sciences, Inc. (the "Company"), is hereby amended and restated effective December 8, 2010 to comply with Section 409A of the Code. This Plan supersedes and replaces the Plan amended and restated as of November 4, 2008 and as of February 16, 2005, which in turn amended and superseded the Company's Change of Control Sr. Mgmt Severance/Equity Acceleration Plan (the "Prior COC Plan"). However, except as provided herein, this Plan does not supersede any written agreement between the Company and any employee.

BACKGROUND OF THE PLAN

A.
The Company draws upon the knowledge, experience and objective advice of its executives and other key employees to manage its business for the benefit of the Company's stockholders.

B.
Due to the widespread awareness of the possibility of mergers, acquisitions and other strategic alliances, change of control is an issue in competitive recruitment and retention efforts.

C.
The Company recognizes that if there occurred a change of control or other event that could substantially change the nature and structure of the Company, the resulting uncertainty regarding the consequences of such an event could adversely affect the Company's ability to attract, retain and motivate its executives and other key employees.

D.
In order to enhance the ability of the Company to retain its executives and other key employees, the Company has previously provided certain severance benefits to certain of its executives and other key employees, in the event of termination following a change of control of the Company, pursuant to the Prior COC Plan. The Company replaced the benefits provided under the Prior COC Plan with the benefits set forth in this Plan, and extended the benefits set forth in this Plan to certain of its executives and other key employees, subject to the terms and conditions set forth herein.

E.
On February 14, 2005, the Compensation Committee of the Company's Board of Directors reviewed, approved and adopted the terms of this Plan, and adopted a resolution recommending that the Company's Board of Directors approve and ratify this Plan.

F.
On February 16, 2005, this Plan was approved and ratified by the Company's Board of Directors, and on November 4, 2008 this Plan was amended and restated to comply with Section 409A of the Code.

G.
The Company now wishes to amend and restate the Plan again to comply with Section 409A of the Code and other regulatory developments.

1.     GENERAL

        1.1    Defined Terms.    Capitalized terms used in this Plan shall have the meanings set forth in Section 4 below, unless the context clearly requires a different meaning.

        1.2    Purpose.    The purpose of this Plan is to aid the Company in attracting, retaining and motivating its Eligible Participants by providing specified compensation and other benefits to such Eligible Participants in the event of a Covered Termination.

        1.3    No Employment Agreement.    This Plan does not obligate the Company to continue to employ an Eligible Participant for any specific period of time, or in any specific role or geographic location.

Subject to the terms of any applicable written employment agreement between Company and an Eligible Participant, the Company may assign an Eligible Participant to other duties, and either the Company or an Eligible Participant may terminate such Eligible Participant's employment by the Company at any time for any reason.

        1.4    Condition for Receipt of Benefits.    Notwithstanding anything in this Plan to the contrary, the receipt by any Eligible Participant of any of the benefits provided by this Plan shall be conditioned on such Eligible Participant executing and delivering to the Company an effective waiver and release of all claims such Eligible Participant may have against the Company. Such release shall be executed, effective and irrevocable before the sixtieth (60th) day (or such shorter period specified by the Company in accordance with applicable law) following the date of the Covered Termination or the Eligible Participant shall forfeit his or her benefits hereunder permanently.

2.     TERMINATION UPON CHANGE OF CONTROL

        2.1    Cash Severance Benefit.    In the event of a Change of Control and an Eligible Participant's Covered Termination, the Eligible Participant shall be entitled to the basic cash severance benefit described below.

          2.1.1    Salary Continuation.    Subject to the terms of this Section 2.1, such Eligible Participant shall receive payments equal to his or her base pay at the time of such Eligible Participant's Covered Termination for (x) in the case of each Eligible Participant other than the President or Chief Executive Officer of the Company, twelve (12) months and (y) in the case of the President or Chief Executive Officer of the Company, twenty-four (24) months, or in each case until such Eligible Participant is employed by another company, whichever occurs earlier.

          2.1.2    Prorated Bonus Payment.    Subject to the terms of this Section 2.1, such Eligible Participant shall receive his or her target bonus or incentive payment for the year in which termination occurs, prorated through the date of termination.

        All cash severance payments made under this Section 2.1 shall be reduced by applicable federal and state withholding taxes. If there is a Change of Control, (i) any cash payments pursuant to Section 2.1.1 shall be made on the Company's regular payroll dates commencing on the ninetieth (90th) day following the later of (x) the date of the Change of Control and (y) such Eligible Participant's Covered Termination, and (ii) any cash payments pursuant to Section 2.1.2 shall be paid in a lump sum upon the ninetieth (90th) day following the later of (x) the date of the Change of Control, and (y) such Eligible Participant's Covered Termination. An Eligible Participant shall not be entitled to contribute any funds paid to such Eligible Participant pursuant to this Plan to any deferred compensation plan maintained by the Company and, with the exception of continuation healthcare coverage mandated by Section 4980B of the Code ("COBRA") or similar state law, shall cease to be eligible to actively participate in any other benefit plan maintained by the Company. Other than the vesting acceleration provided for in Section 2.2.1, there shall not be any continuing vesting of any outstanding equity award granted to the Eligible Participant by the Company during the period of time in which such Eligible Participant receives salary continuation payments pursuant to this Section 2.1, except as may otherwise be provided in a written agreement between the Company and such Eligible Participant.

        If any of the benefits set forth in this Section 2.1 are deferred compensation under Section 409A of the Code and the rules and regulations thereunder ("Section 409A"), any Covered Termination triggering payment of such benefits must constitute a "separation from service" under Section 409A before, subject to Section 2.1.3 below, distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of the Participant, but shall only act as a delay until such time as a "separation from service" occurs.

          2.1.3    Specified Employee Delay.    Notwithstanding the foregoing, if any amount to be paid to an Eligible Participant pursuant to this Plan as a result of such Eligible Participant's termination of employment is "deferred compensation" subject to Section 409A, and if the Eligible Participant is a "Specified Employee" (as defined under Section 409A) as of the date of such Eligible Participant's termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by the Company to such Eligible Participant hereunder during the first six (6) month period following the date of a termination of employment shall not be paid until the date which is the first business day after six (6) months have elapsed since the Eligible Participant's termination of employment for any reason other than death. To the extent the amounts to be paid to an Eligible Participant satisfy the involuntary separation pay plan exception from deferred compensation described in Treas. Reg. §1.409-1(b)(9)(iii) or the short-term deferral rule described in Treas. Reg. §1.409-1(b)(4), the amounts will not be treated as deferred compensation subject to this six (6) month delay. Any deferred compensation payments delayed in accordance with the terms of this Section 2.1.3 shall be paid in a lump sum when paid and any remaining payments thereafter shall continue in accordance with the normal schedule set forth in this Plan.

        2.2   Acceleration of Vesting of Equity Awards.

          2.2.1    Acceleration at Covered Termination.    All outstanding stock options granted and restricted stock units, restricted stock, performance shares or other equity award issued by the Company prior to the Change of Control to an Eligible Participant who suffers a Covered Termination shall have their vesting accelerated by an additional thirty (30) months on the date of such Termination Upon Change of Control or Constructive Termination Upon Change of Control. To the extent any stock options granted and restricted stock units, restricted stock, performance shares or other equity award are subject to Section 409A, vesting will be accelerated only to the extent the acceleration does not violate Section 409A or cause additional taxes or penalties under Section 409A.

          2.2.2    Acceleration Upon Non-Assumption in a Change of Control.    If there is a Change of Control transaction in which outstanding stock options, restricted stock units, restricted stock, performance shares or other equity awards granted by the Company to an Eligible Participant prior to the transaction are not replaced with a reasonably equivalent incentive program of the Successor, then (i) all such options, restricted stock units, restricted stock, performance shares or other equity awards shall have their vesting fully accelerated so as to be 100% vested and exercisable prior to the effective date of the Change of Control, and (ii) the Company shall provide reasonable prior written notice to the Eligible Participant of (A) the date such unexercised options or other equity awards will terminate, and (B) the period during which the Eligible Participant may exercise the unexercised options or other equity awards. For the purposes of the foregoing, an option or other equity award shall be deemed to be replaced with a reasonably equivalent incentive program of the Successor if the vesting under the replacement program is not less favorable than the vesting under the option or other equity award and the Board of the Company otherwise determines that the replacement incentive program is reasonably equivalent to the option or other equity award being replaced. Such a replacement incentive program might include, without limitation, (x) the Successor assuming the option (or substituting a Successor option) whereby the option becomes an option to acquire stock of the Successor in a manner qualifying under Section 424(a) of the Code, (y) the option becomes an option to acquire the same consideration per share of common stock subject to the option as the stockholders of the Company receive for their common stock in the Change of Control transaction (the "Common Change of Control Consideration"), or (z) the Successor establishes a cash incentive program whereby each option is replaced with the opportunity to receive a cash payment equal to the excess of (X) the value of the Common Change of Control Consideration, over (Y) the aggregate exercise price of the Eligible Participant's unexercised options. As a condition of such replacement incentive program, the Board of the Company may require that such replacement incentive program comply with Treas. Reg. §1.409A-1(b)(5)(v)(D). If there is a Change of Control transaction and any outstanding unvested restricted stock units, restricted stock or other equity award granted by the Company to any Eligible Participant that is subject to vesting or a repurchase right in favor of the Company is not replaced with Common Change of Control Consideration, the vesting of such stock shall accelerate (and any repurchase rights shall lapse) so that such stock is completely vested immediately prior to the Change of Control transaction. To the extent any stock options granted and restricted stock units, restricted stock, performance shares or other equity award are subject to Section 409A, vesting will be accelerated only to the extent the acceleration does not violate Section 409A or cause additional taxes or penalties under Section 409A.

        2.3   Extended Medical and Dental Benefits.

          2.3.1    Continued Medical.    If the Eligible Participant resides in the United States, such Eligible Participant shall be entitled to continued medical and dental insurance coverage in accordance with the applicable provisions of COBRA. The Eligible Participant's contribution requirement towards the premiums associated with such COBRA continuation coverage will be at the same rate as in effect for the Eligible Participant on the date of the Covered Termination. The date of the COBRA "qualifying event" for the Eligible Participant and his or her dependents shall be the date of such Eligible Participant's Covered Termination. Continued health coverage for non-U.S. Eligible Participants shall be negotiated in accordance with applicable law and policy to provide similar coverage

          2.3.2    Termination of Coverage.    Notwithstanding the preceding provisions of this Section 2.3, in the event an Eligible Participant dies or becomes covered under another employer's group health plan during the continuation period (in which case such Eligible Participant promptly shall inform the Company), the Company shall cease provision of continued group health insurance for such Eligible Participant and any dependents to the extent permitted by COBRA.

          2.3.3    Taxes.    Any amounts paid by the Company for the Eligible Participant's benefit towards the COBRA premiums shall be made on an after-tax basis each month in which the Eligible Participant has COBRA continuation coverage, will be recorded as additional income pursuant to Section 6041 of the Code and shall not be entitled to any tax qualified treatment. The Company does not guarantee or make any representations regarding the tax treatment of any contributions by the Company or the Eligible Participant towards the COBRA continuation coverage premiums.

3.    ADJUSTMENT OF EXCESS PAYMENTS PAYABLE TO AN ELIGIBLE PARTICIPANT SUBJECT TO IRC SECTION 4999

        In the event it is determined that an Eligible Participant entitled to payments and/or benefits provided by this Plan or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change of ownership or effective control of the Company ("Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "280G Excise Tax"), the Company shall cause to be determined, before any amounts of the Payments are paid to the Eligible Participant, which of the following two alternative forms of payment would maximize the Eligible Participant's after-tax proceeds: (i) payment in full of the entire amount of the Payments, or (ii) payment of only a part of the Payments so that the Eligible Participant receives the largest payment possible without the imposition of the 280G Excise Tax ("Reduced Payments"). If it is determined that Reduced Payments will maximize an Eligible Participant's after-tax benefit, then (i) cash compensation subject to Section 409A shall be reduced first, then cash payments not subject to Section 409A shall be reduced, (ii) the Payments shall be paid only to the extent permitted under the Reduced Payments alternative, and (iii) the Eligible Participant shall have no rights to any additional payments and/or benefits constituting the Payments. Unless the Company and Eligible Participant otherwise agree in writing, any determination required under this Section 3 shall be made in writing by independent public accountants agreed to by the Company and the Eligible Participant (the "Accountants"), whose determination shall be conclusive and binding upon the Eligible Participant and the Company for all purposes. For purposes of making the calculations required by this Section 3, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Eligible Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this Section 3. Notwithstanding the foregoing, the calculations and adjustments set forth above shall not result in any delay in payment of benefits under this Plan.

4.     DEFINITIONS

        4.1    Capitalized Terms Defined.    Capitalized terms used in this Plan shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

        4.2   "Cause" means:

          (a)   theft; a material act of dishonesty or fraud; intentional falsification of any employment or Company records; or the commission of any criminal act which impairs the Eligible Participant's ability to perform appropriate employment duties for the Company;

          (b)   improper disclosure or use of the Company's confidential, business or proprietary information by the Eligible Participant;

          (c)   the Eligible Participant's conviction (including any plea of guilty or nolo contendere) for a crime involving moral turpitude causing material harm to the reputation and standing of the Company, as determined by the Company in its sole discretion;

          (d)   gross negligence or willful misconduct in the performance of the Eligible Participant's assigned duties; or

          (e)   repeated failure by the Eligible Participant to perform his or her job responsibilities in accordance with written instructions from such Eligible Participant's supervisor (which, in the case of the Company's Chief Executive Officer, shall be the Company's Board of Directors).

        4.3   "Code" means the Internal Revenue Code of 1986, as amended.

        4.4   "Change of Control" means:

          (a)   any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), acquires, pursuant to a tender or exchange offer made directly to the Company's stockholders, direct or indirect ownership of securities of the Company representing more than 50% of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities;

          (b)   the Company is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

          (c)   the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction having similar effect) provided that the sale or disposition is of more than two-thirds (2/3) of the assets of the Company.

          (d)   In any case, a Change of Control must also meet the requirements of a change in ownership or a sale of a substantial portion of the Company's assets in accordance with Section 409A(a)(2)(A)(v) of the Code and the applicable provisions of Treasury Regulation § 1.409A-3.

        4.5   "Company" shall mean Caliper Life Sciences, Inc. and, following a Change of Control, any Successor that agrees to assume, or otherwise becomes bound to by operation of law, all the terms and provisions of this Plan.

        4.6   "Constructive Termination Upon Change of Control" means the termination of employment by an Eligible Participant for Good Reason, as defined in this Plan, within thirteen (13) months after the occurrence of any Change of Control; provided that "Constructive Termination Upon Change of Control" shall not include any termination of the employment of an Eligible Participant (i) by the Company for Cause; (ii) by the Company as a result of the Permanent Disability of the Eligible Participant; (iii) as a result of the death of the Eligible Participant; or (iv) as a result of the voluntary termination of employment by the Eligible Participant for reasons other than Good Reason.

        4.7   "Covered Termination" shall mean, with respect to an Eligible Participant for purposes of this Plan, a Termination Upon Change of Control or a Constructive Termination Upon Change of Control.

        4.8   "Effective Date" means December 8, 2010.

        4.9   "Eligible Participant" shall mean the President and Chief Executive Officer of the Company, each officer of the Company that reports directly to either the President or Chief Executive Officer of the Company, and such other additional employees of the Company as may be designated from time to time after the Effective Date to participate in this Plan by the Compensation Committee of the Board of Directors.

        4.10   "Good Reason" means the occurrence of any of the following conditions following a Change of Control, without the Eligible Participant's informed written consent, which conditions remain in effect thirty (30) days after written notice to the Company from the Eligible Participant of such condition during which thirty (30) day period the Company has the right to cure the conditions:

          (a)   a material reduction in the Eligible Participant's duties, responsibilities or position;

          (b)   a material reduction in the Eligible Participant's base salary or target bonus amount, except for reductions that are concurrent and consistent with reductions in base salary or target bonus amounts for all executives of the Successor following a Change of Control; or

          (c)   the relocation of the Eligible Participant's work place for the Company to a location more than thirty-five (35) miles from the location of the work place prior to the Change of Control.

        4.11   "Permanent Disability" means that:

          (a)   the Eligible Participant has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of such Eligible Participant's duties;

          (b)   such total incapacity shall have continued for a period of six (6) consecutive months; and

          (c)   such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of such Eligible Participant's life.

        4.12   "Successor" means the Company as defined above and any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

        4.13   "Termination Upon Change of Control" means any actual termination of the employment of an Eligible Participant by the Company without Cause during the period commencing thirty (30) days prior to the earlier of (i) the date that the Company first publicly announces it is conducting negotiations leading to a Change of Control, and (ii) the date that the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company's stockholders and other conditions and contingencies); and ending on the date which is thirteen (13) months after the Change of Control; provided that "Termination Upon Change of Control" shall not include any termination of the employment of an Eligible Participant (i) by the Company for Cause; (ii) by the Company as a result of the Permanent Disability of the Eligible Participant; (iii) as a result of the death of the Eligible Participant; (iv) as a result of the voluntary termination of employment by the Eligible Participant for reasons other than Good Reason; or (v) if an actual Change of Control does not occur.

5.     EXCLUSIVE REMEDY

        5.1    Sole Remedy for Covered Terminations.    The payments and benefits provided for in Sections 2 and 3 shall constitute an Eligible Participant's sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Eligible Participant and the Company in the event of the Eligible Participant's Covered Termination, except as expressly set forth in a written agreement or in a duly executed employment agreement between Company and an Eligible Participant, whether entered into before or after the Effective Date.

        5.2    No Other Benefits Payable.    An Eligible Participant shall not be entitled to any other compensation, benefits, or other payments from the Company as a result of any termination of employment with respect to which the payments and/or benefits described in Sections 2 and 3 have been provided to the Eligible Participant, except as expressly set forth in a written agreement or in a duly executed employment agreement between Company and an Eligible Participant; provided that nothing in this Plan shall affect an Eligible Participant's entitlement to receive outplacement and financial planning services ordinarily available to officers upon the termination of their employment by the Company.

        5.3    Release of Claims.    The Company shall condition payment of the cash severance benefits described in Section 2.1 of this Plan and the stock option, restricted stock unit, restricted stock, performance share or other equity award acceleration described in Section 2.2 upon the delivery by Eligible Participant of a signed release of claims in a form reasonably satisfactory to the Company. Such release shall be executed, effective and irrevocable prior to the sixtieth (60th) day (or such shorter period specified by the Company in accordance with applicable law) following the date of the Covered Termination or the Eligible Participant shall forfeit his or her benefits hereunder permanently.

6.     PROPRIETARY AND CONFIDENTIAL INFORMATION

        The Company shall condition payment of the cash severance benefits described in Section 2.1 of this Plan and the stock option, restricted stock unit, restricted stock, performance share or other equity award acceleration described in Section 2.2 upon the Eligible Participant's acknowledgment of his or her continuing obligation to abide by the terms and conditions of the Company's confidentiality and/or proprietary rights agreement between the Eligible Participant and the Company.

7.     NON-SOLICITATION

        7.1    Agreement Not to Solicit.    The Company shall condition payment of the cash severance benefits described in Section 2.1 of this Plan and the stock option, restricted stock unit, restricted stock, performance share or other equity award acceleration described in Section 2.2 upon an Eligible Participant's agreement, for a period of two (2) years after the Eligible Participant's Covered Termination, to not, directly or indirectly, solicit the services or business of any employee, distributor, vendor, representative or customer of the Company, or in any other manner persuade any such person or entity to discontinue that person's or entity's relationship with or to the Company.

        7.2    Other Agreements Not Superseded.    No provision of this Plan shall supersede or limit the terms, including more restrictive terms, of any other agreement by an Eligible Participant to refrain from competition with or from soliciting the employees or customers of the Company.

8.     ARBITRATION

        8.1    Disputes Subject to Arbitration.    Any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan, or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association; provided, that (i) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon an Eligible Participant or any third party; and (ii) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

        8.2    Site of Arbitration.    The site of the arbitration proceeding shall be either Boston, Massachusetts or San Francisco, California, depending on which city is closer to the office of the Company where the Eligible Participant was employed by the Company.

9.     OTHER BENEFIT PLANS; NONCUMULATION OF BENEFITS

        9.1    No Limitation of Regular Benefit Plans.    Except as provided in Section 9.2 below, this Plan is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees, officers or executives of the Company, including without limitation the Company's stock option plans.

        9.2    Noncumulation of Benefits.    An Eligible Participant may not cumulate cash severance payments, stock option, restricted stock or other equity award acceleration and excise tax reimbursement benefits under both this Plan and any other agreement or plan or policy of the Company, any statutory or legal allowance or provision, or otherwise. If an Eligible Participant has any other binding written agreement with the Company which provides that upon a Change of Control or termination of employment such Eligible Participant shall receive one or more of the benefits described in Sections 2 and 3 of this Plan (i.e., the payment of cash compensation or prorated bonus, acceleration of vesting of stock options, restricted stock rights or other equity award, and adjustments or payments relating to federal excise tax), then with respect to those benefits the aggregate amounts payable under this Plan shall be reduced by the amounts paid or payable under such other and separate agreements.

10.   SUCCESSORS AND ASSIGNS

        10.1    Successors of the Company.    The Company will require any Successor expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of this Plan.

        10.2    No Assignment of Rights.    Except as set forth in Section 10.3, the interest of any Eligible Participant in this Plan or in any distribution to be made under this Plan may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Any act in violation of this Section 10.2 shall be void.

        10.3    Heirs and Representatives of Eligible Participant.    An Eligible Participant's accrued rights under this Plan shall inure to the benefit of and be enforceable by an Eligible Participant's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

11.   NOTICES

        For purposes of this Plan, notices and all other communications permitted or provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:	Caliper Life Sciences, Inc. Attention: General Counsel 63 Elm Street Hopkinton, MA 01748

and if to an Eligible Participant at the most recent address recorded in the records of the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

12.   AUTHORITY OF THE BOARD OF THE COMPANY

        The Board of the Company, or a designated subcommittee thereof, shall have the authority to administer the Plan, interpret the provisions of the Plan and to determine any question arising under, or in connection with the administration or operation of, the Plan, including, without limitations, questions of fact. If applicable, the Plan shall be interpreted and administered in a manner consistent with Section 409A.

13.   SEVERABILITY OF PROVISIONS

        If anyone or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

14.   AMENDMENT, SUSPENSION OR TERMINATION

        At any time after the Effective Date of this Plan and prior to the date thirty (30) days before the earlier of (i) the date that the Company first publicly announces it is conducting negotiations leading to a Change of Control, or (ii) the date that the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company's stockholders and other conditions and contingencies), the Board of Directors of the Company shall have the right to amend, suspend or terminate this Plan at any time and for any reason. Notwithstanding the preceding sentence, however, no amendment or termination of this Plan shall reduce any Eligible Participant's rights or benefits that have accrued and become payable under this Plan before the date the amendment is adopted or this Plan is terminated, as appropriate. Any such amendment shall comply with the requirements of Section 409A, if applicable.

15.   EFFECTIVE DATE

        The Effective Date of this Plan is December 8, 2010. This Plan amends and restates in its entirety, and supersedes and replaces, the Plan adopted by the Company's Board of Directors on February 16, 2005 (and amended and restated in its entirety on November 4, 2008), which itself amended and restated the Change of Control Sr. Mgmt Severance/Equity Acceleration Plan adopted by the Company's Board of Directors on December 6, 2000.

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  EXHIBIT 10.29
CALIPER LIFE SCIENCES, INC. KEY EMPLOYEE CHANGE OF CONTROL AND SEVERANCE BENEFIT PLAN Amended and Restated as of December 8, 2010